Exhibit 8.1

[WEIL LETTERHEAD]

March [ ], 2016

Interval Leisure Group, Inc.

6262 Sunset Drive

Miami, Florida 33143

RE:         Agreement and Plan of Merger, Dated as of October 27, 2015

Ladies and Gentlemen:

We have acted as counsel to Interval Leisure Group, Inc., a Delaware corporation (“ILG”), in connection with the proposed distribution (the “Distribution”) by Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), to its stockholders of shares of common stock of Vistana Signature Experiences, Inc., a Delaware corporation and a wholly-owned direct subsidiary of Starwood (“Vistana”), followed by the merger (the “Merger”) of Iris Merger Sub, Inc., a Delaware corporation and a wholly-owned direct subsidiary of ILG (“Merger Sub”), with and into Vistana, as described in the Agreement and Plan of Merger, dated as of October 27, 2015, as amended and restated, among Starwood, Vistana, ILG and Merger Sub (the “Agreement”).  For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Agreement and references herein to the Agreement shall include all exhibits and schedules thereto.  At your request, we are rendering our opinion concerning certain U.S. federal income tax consequences relating to the Merger.

In formulating our conclusions, we reviewed such documents as we deemed appropriate, including the Agreement and the registration statement on Form S-4 filed by ILG with the Securities and Exchange Commission (“SEC”) on [     ], 2016, which includes the Proxy Statement/Prospectus (including all amendments and exhibits thereto) (the “Registration Statement”).  In addition, we have obtained such additional information as we deemed relevant and necessary through consultation with various representatives of Starwood, Vistana and ILG.

Our opinion set forth below assumes: (1) the accuracy and completeness of the statements and facts concerning the Merger described in the Registration Statement, (2) the consummation of the Merger in the manner contemplated by, and in accordance with the terms set forth in, the Agreement and the Registration Statement, (3) the accuracy and completeness of the representation letters delivered by Starwood and ILG to us, dated the date hereof, as of the date hereof and through the Effective Time and thereafter as relevant, (4) that any representations or statements made in such representation letters which are qualified by knowledge or qualifications of like import are true and accurate without such qualification, (5) that there will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time and (6) that the Distribution is described in and qualifies for tax-free treatment under Section 355(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Based upon the facts and statements set forth above, our examination and review of the Agreement and the Registration Statement and subject to the assumptions and qualifications set forth herein and in the Registration Statement, it is our opinion that for U.S. federal income tax purposes:

(1) The Merger should qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

(2) Vistana should not recognize gain or loss in the Merger.

(3) Holders of Vistana common stock should not recognize gain or loss upon the exchange of Vistana common stock solely for ILG common stock in the Merger.

(4) The aggregate tax basis in the shares of ILG common stock received by a holder of Vistana common stock in the Merger (including fractional shares deemed received) should be equal to such holder’s aggregate tax basis in its Vistana common stock surrendered in exchange for the ILG common stock.

(5) A holder’s holding period for the ILG common stock received in the Merger (including fractional shares deemed received) should include the holding period for the Vistana common stock surrendered in the Merger, provided that such Vistana common stock is held as a capital asset.

(6) A holder of Vistana common stock who receives cash in lieu of a fractional share of ILG common stock in the Merger should recognize gain or loss measured by the difference between the basis of the fractional share deemed to be received, as determined above, and the amount of cash received in lieu of such fractional share.  Any gain or loss should be treated as a capital gain or loss, provided such fractional share of ILG common stock is held as a capital asset, and should be long-term capital gain or loss if the holder’s holding period for its Vistana common stock, as determined above, exceeds one year at the Effective Time.

Our conclusions are based on current provisions of the Code (and the Treasury Regulations promulgated thereunder), published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect.  Our opinion is being delivered prior to the consummation of the Merger and therefore is prospective and dependent on future events.  Any change in applicable laws or facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions and representations on which we have relied, may affect the continuing validity of the conclusions set forth herein.  We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention.

No conclusions are expressed with respect to the laws of any state or foreign jurisdiction or on any matters other than those specifically covered by the foregoing conclusions.  This opinion is issued in connection with the Registration Statement and may not be relied upon by anyone in any other context nor used for any other purpose.

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.1 to the Registration Statement and to the references to us in the Registration Statement.  In giving this consent,

we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Very truly yours,